                      AGREEMENT AND PLAN OF REORGANIZATION

                                    AMONG

                          ASYST TECHNOLOGIES, INC.,

                         RADIANCE ACQUISITION, INC.,

                        RADIANCE SYSTEMS INCORPORATED,

                                     AND

         SANJEEV SHARMA, ASHISH CHONA, RAVI PANJA AND GIRISH GAITONDE








                          AS OF SEPTEMBER 20, 1996

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
      ARTICLE 1 - DESCRIPTION OF TRANSACTION...............................   1.
            1.1   Merger of Merger Sub into the Company....................   1.
            1.2   Effect of the Merger.....................................   2.
            1.3   Closing..................................................   2.
            1.4   Conversion of Company Stock..............................   2.
            1.5   Company Options..........................................   5.
            1.6   Delivery of Documents....................................   5.
            1.7   Conversion of Merger Sub Common Stock....................   6.
            1.8   Closing of Company Transfer Books........................   6.
            1.9   Tax Consequences.........................................   6.
            1.10  Adjustments for Capital Changes..........................   6.
            1.11  Further Action...........................................   7.

      ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  AND THE MANAGEMENT SHAREHOLDERS..........................   7.
            2.1   Due Organization; Qualification; Corporate Documents.....   7.
            2.2   Capitalization...........................................   8.
            2.3   Corporate Authority; Authorization.......................   9.
            2.4   Governmental Approvals; No Conflicts.....................  10.
            2.5   Financial................................................  10.
            2.6   Absence of Certain Changes or Events.....................  11.
            2.7   Tax Matters..............................................  11.
            2.8   Contracts................................................  12.
            2.9   Employees................................................  14.
            2.10  Litigation and Claims; Compliance with Law...............  16.
            2.11  Environmental Provisions.................................  17.
            2.12  Properties...............................................  18.
            2.13  Intellectual Property....................................  19.
            2.14  Insurance................................................  20.
            2.15  Disclosure...............................................  20.
            2.16  Transactions with Affiliates.............................  20.
            2.17  Accounting and Tax Matters...............................  20.
            2.18  Company Action...........................................  20.
            2.19  Financial Advisor........................................  20.

      ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..  21.
            3.1   Due Organization; Capitalization.........................  21.
            3.2   Corporate Authority; Authorization.......................  21.
            3.3   Governmental Approvals; No Conflicts.....................  22.
            3.4   SEC Filings; Financial Statements........................  22.
            3.5   Absence of Certain Changes or Events.....................  23.



                                   i.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                          PAGE
            3.6   Disclosure...............................................  23.
            3.7   SEC Registration.........................................  23.

      ARTICLE 4 - CONDUCT AND TRANSACTIONS PRIOR TO
                  CLOSING; ADDITIONAL AGREEMENTS...........................  23.
            4.1   Information and Access...................................  23.
            4.2   Conduct of Business of the Company.......................  24.
            4.3   Negotiation with Others..................................  26.
            4.4   Regulatory Approvals.....................................  27.
            4.5   California Permit; Fairness Hearing......................  28.
            4.6   Additional Agreements....................................  28.
            4.7   Disclosure...............................................  29.
            4.8   Best Efforts.............................................  29.
            4.9   Covenants of Parent during the Earn-Out Period...........  29.
            4.10  Registration Rights......................................  29.
            4.11  Indemnification..........................................  30.
            4.12  Current Public Information...............................  31.
            4.13  Transferability of Registration Rights...................  32.

      ARTICLE 5 - CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER
                  SUB......................................................  32.
            5.1   Securities Law Requirements..............................  32.
            5.2   Resignations.............................................  32.
            5.3   Approval by Shareholders.................................  32.
            5.4   Termination of 401(k) Plan...............................  32.
            5.5   Absence of Restraint.....................................  32.

      ARTICLE 6 - CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS........  32.
            6.1   Fairness Hearing.........................................  32.
            6.2   Absence of Restraint.....................................  33.

      ARTICLE 7 - INDEMNITY BY THE MANAGEMENT SHAREHOLDERS.................  33.
            7.1   Indemnification Obligations..............................  33.
            7.2   Threshold................................................  34.
            7.3   Limitation...............................................  34.
            7.4   Right to Require Cure of Breach..........................  34.
            7.5   No Contribution..........................................  34.
            7.6   Interest.................................................  34.


                                  ii.

                               TABLE OF CONTENTS
                                  (CONTINUED)


            7.7   Setoff...................................................  35.
            7.8   Indemnification Remedies.................................  35.
            7.9   Defense of Third Party Claims............................  35.
            7.10  Exercise of Remedies by Indemnitees Other Than Parent....  36.
            7.11  Definitions..............................................  36.

      ARTICLE 8 - TERMINATION OF AGREEMENT.................................  37.
            8.1   Termination..............................................  37.
            8.2   Effect of Termination....................................  37.
            8.3   Confidentiality..........................................  38.
            8.4   Fees and Expenses........................................  38.
            8.5   Extension of Time; Waivers...............................  38.

      ARTICLE 9 - MISCELLANEOUS............................................  38.
            9.1   Amendment................................................  38.
            9.2   Waiver...................................................  38.
            9.3   Survival of Representations and Warranties...............  39.
            9.4   Entire Agreement; Counterparts; Applicable Law...........  39.
            9.5   Attorneys' Fees..........................................  39.
            9.6   Assignability............................................  39.
            9.7   Notices..................................................  39.
            9.8   Severability.............................................  41.
            9.9   Cooperation..............................................  41.
            9.10  Parties in Interest......................................  41.
            9.11  Certain Terms............................................  41.
            9.12  Titles...................................................  42.
            9.13  Articles, Sections and Exhibits..........................  42.



                                  iii.

                     AGREEMENT AND PLAN OF REORGANIZATION


      THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of September 20, 1996, by and among ASYST TECHNOLOGIES, INC., a California corporation ("Parent"), RADIANCE ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), RADIANCE SYSTEMS INCORPORATED, a California corporation (the "Company"), and the following shareholders of the
Company: Sanjeev Sharma, Ashish Chona, Ravi Panja and Girish Gaitonde (the "Selling Shareholders" and each, individually, a "Selling Shareholder"). Sanjeev Sharma, Ashish Chona and Ravi Panja are sometimes collectively referred to herein as the "Management Shareholders" and each, individually, as a "Management Shareholder." Girish Gaitonde is sometimes referred to herein as the "Minority Shareholder."


                                   RECITALS

      A. Parent has formed Merger Sub as a wholly-owned subsidiary in order to effect the merger of Merger Sub with and into the Company (the "Merger") in accordance with the laws of the State of California and the State of Delaware and in accordance with this Agreement, so that upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent.

      B. This Agreement has been approved by the Boards of Directors of Parent, Merger Sub and the Company and by Parent in its capacity as the sole shareholder of Merger Sub.

                                   AGREEMENT

      NOW, THEREFORE, in consideration of their mutual covenants, promises and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be bound hereby, agree as follows:

                                   ARTICLE 1

                          DESCRIPTION OF TRANSACTION

      1.1 MERGER OF MERGER SUB INTO THE COMPANY. Subject to the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger under the corporate name it possesses immediately prior to the Merger, and Parent will own all of the issued and outstanding shares of capital stock of the Company. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation."





                                      1.

      1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in the General Corporation Law of the State of California (the "California Law") and the Delaware General Corporation Law (the "Delaware Law"). Without limiting the generality of the foregoing, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties, of each of Merger Sub and the Company (collectively, the "Constituent Corporations"). The Surviving Corporation shall be vested with the rights, privileges, powers and franchises, all property (real, personal, and mixed) and all debts due on whatever account and all other things in action or belonging to, and all and every other interest of, each of the Constituent Corporations. All debts, liabilities and duties of each of the Constituent Corporations shall attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

      1.3 CLOSING. Consummation of the transactions contemplated by this Agreement (the "Closing") will take place at Cooley Godward Castro Huddleson & Tatum, Five Palo Alto Square, 4th Floor, Palo Alto, CA 94306 at such time and date as Parent and the Company may mutually select (the "Closing Date"), which shall be as soon as practicable following the satisfaction or waiver of the closing conditions contained in Articles 5 and 6 hereof. At the Closing, the Company, Merger Sub and Parent will each carry out the procedures specified under the applicable provisions of the California Law and the Delaware Law, including duly executing and filing an Agreement of Merger in substantially the form attached hereto as Exhibit A with the California Secretary of State and the Delaware Secretary of State (the "Agreement of Merger"), to the end that the Merger shall become effective. The Merger shall become effective on the date the Agreement of Merger is duly filed with the California Secretary of State or on such later date as specified in the Agreement of Merger (the "Effective Date"). On the Closing Date, the Selling Shareholders shall deliver to Parent the stock certificates representing the Shares (as defined below), duly endorsed (or accompanied by duly executed stock powers), and Parent shall issue to the Selling Shareholders the number of shares of Parent Common Stock (as defined below) contemplated by Section 1.4. Stock certificates representing shares of Parent Common Stock issued at the Closing and subsequent to the Closing pursuant to Section 1.4 below shall be delivered to the Selling Shareholders as soon as practicable following the issuance thereof.

      1.4 CONVERSION OF COMPANY STOCK.

            (a) On the Effective Date, the outstanding shares of common stock, no par value, of the Company (the "Company Common Stock") and the outstanding shares of preferred stock, no par value, of the Company (the "Company Preferred Stock" and, together with the Company Common Stock, the "Shares") shall cease to be existing and issued shares and shall become and be converted into, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, into shares of Parent common stock, no par value ("Parent Common Stock"), to be paid by Parent to the Selling Shareholders in the manner and subject to the conditions set forth in Sections 1.4(b) through 1.4(g) below. Each of the Selling Shareholders hereby agrees to accept the shares of Parent Common Stock to be exchanged for such Selling Shareholder's Shares pursuant to, and in the manner set forth in, this




                                      2.

Section 1.4 and acknowledges that such shares of Parent Common Stock shall constitute full, complete and adequate consideration for such Shareholder's Shares and that such Selling Shareholder shall not be entitled to any additional consideration therefor.

            (b) An aggregate of 39,740 shares of Parent Common Stock shall be issued to the Selling Shareholders (the "Closing Payment") at the Closing. The Closing Payment shall be divided among the Selling Shareholders in the manner set forth on Schedule 1.4(b).

            (c) Subject to Section 1.4(f), an aggregate of 5,000 shares of Parent Common Stock shall be issued to the Selling Shareholders on the last business day in each of the twelve (12) calendar quarters following the Closing; provided, however, that in the event the Closing occurs after September 30, 1996, the first issuance under this Section 1.4(c) shall be made on the Closing Date. Each such issuance shall be divided among the Selling Shareholders in the manner set forth on Schedule 1.4(b).

            (d) Subject to Section 1.4(f), an aggregate of 15,000 shares of Parent Common Stock, as adjusted below, shall be issued to the Selling Shareholders on March 31, 1997 (the "First Earn-out Payment"). The First Earn-Out Payment shall be divided among the Selling Shareholders in the manner set forth on Schedule 1.4(b). The First Earn-out Payment shall be reduced by that number of shares of Parent Common Stock equal to (i) the First Revenue Shortfall Percentage (as defined below), multiplied by (ii) 30,000; provided, however, that the First Earn-Out Payment shall not be reduced by more than 7,500 shares. The "First Revenue Shortfall Percentage" shall equal one (1) minus a fraction, (i) the numerator of which are the Company Revenues (as defined below) for the six-month period ending March 31, 1997, and (ii) the denominator of which is $1,300,000 (such fraction being rounded to the nearest one hundredth); provided, however, that in the event such fraction yields a number greater than one (1), then the First Revenue Shortfall Percentage shall equal zero (0). "Company Revenues" shall mean revenues derived from: (i) all sales of Data Flow, Data View, SECSView, SECSMux and related and future versions of such products as agreed to by the Management Shareholders and Parent; and (ii) the sale of products or provision of services to any customer of Asyst Software, Inc. ("ASI") including sales and services by the Company, provided such sales or services are furnished pursuant to a customer relationship that is separate and distinct from any relationship such customer may have with Parent or its affiliates (other than ASI).

            (e) Subject to Section 1.4(f), an aggregate of 15,000 shares of Parent Common Stock, as adjusted below, shall be issued to the Selling Shareholders on March 31, 1998 (the "Second Earn-out Payment"). The Second Earn-Out Payment shall be divided among the Selling Shareholders in the manner set forth on Schedule 1.4(b). The Second Earn-out Payment shall be reduced by that number of shares of Parent Common Stock equal to (i) the Second Revenue Shortfall Percentage (as defined below), multiplied by (ii) 30,000; provided, however, that the Second Earn-Out Payment shall not be reduced by more than 7,500 shares. The "Second Revenue Shortfall Percentage" shall equal one (1) minus a fraction, (i) the numerator of which are Company Revenues for the twelve
(12) month period ending March 31, 1998, and (ii) the denominator of which is $3,000,000 (such fraction being rounded to the nearest one hundredth);


                                      3.

provided, however, that in the event such fraction yields a number greater than one (1), then the Second Revenue Shortfall Percentage shall equal zero (0).

            (f) In the event that a Management Shareholder's employment with Parent and any affiliate of Parent is terminated without "cause" and not for "failure to perform" (as such terms are defined in the form of Employment and Noncompetition Agreement attached hereto as Exhibit B (the "Employment and Noncompetition Agreement")), then such Management Shareholder shall only be entitled to receive, as soon as practicable after such termination, (i) if the termination occurs during the period beginning on the date of this Agreement and continuing through March 31, 1997, 90% of the maximum number of shares of Parent Common Stock payable to such Management Shareholder pursuant to Sections 1.4(c) through 1.4(e) above for which payment has not been made, and (ii) if the termination occurs thereafter, 65% of the maximum number of shares of Parent Common Stock payable to such Management Shareholder pursuant to Sections 1.4(c) through 1.4(e) above for which payment has not been made; provided, however, that 100% of the shares of Parent Common Stock that are owed to a Management Shareholder pursuant to Sections 1.4(c) through (e) above as of the date of termination but for which payment has not been made shall be paid to such Management Shareholder. In the event that a Management Shareholder's employment with Parent and any affiliate of Parent is terminated for failure to perform and not for cause, then such Management Shareholder shall only be entitled to receive, as soon as practicable after such termination, 25% of the maximum number of shares of Parent Common Stock payable to such Management Shareholder pursuant to Sections 1.4(c) through 1.4(e) above for which payment has not been made; provided, however, that 100% of the shares of Parent Common Stock that are owed to a Management Shareholder pursuant to Sections 1.4(c) through (e) above as of the date of termination but for which payment has not been made shall be paid to such Management Shareholder. In the event that a Management Shareholder's employment with Parent and any affiliate of Parent is terminated for cause or a Management Shareholder resigns from his employment with Parent and any affiliate of Parent (absent "constructive termination" (as defined in the Employment and Noncompetition Agreement)), then such Management Shareholder shall not be entitled to receive any further payments under Sections 1.4(c) through 1.4(e) above following the date of such termination; provided, however, that 100% of the shares of Parent Common Stock that are owed to a Management Shareholder pursuant to Sections 1.4(c) through (e) above as of the date of termination or resignation, as the case may be, but for which payment has not been made shall be paid to such Management Shareholder. The application of this
Section 1.4(f) to a Management Shareholder as a result of such Management Shareholder's termination or resignation from Parent and any affiliate of Parent shall not affect the number of shares of Parent Common Stock, if any, to which the other Selling Shareholders may be entitled under Sections 1.4(c) through 1.4(e); provided, however, that the number of shares of Parent Common Stock that each Selling Shareholder is entitled to receive pursuant to Sections 1.4(d) and 1.4(e) above shall be increased by such Selling Shareholder's pro rata portion (as set forth in Schedule 1.4(b)) of the number of shares of Parent Common Stock under Sections 1.4(d) and 1.4(e), respectively, forfeited by a Management Shareholder pursuant to this Section 1.4(f) multiplied by .5. In the event a Management Shareholder dies or becomes permanently disabled during the period beginning on the date of this Agreement and terminating on the last business day of the twelfth fiscal quarter of Parent following the date of this Agreement (the "Earn-Out


                                      4.

Period"), such Management Shareholder or his successor, as the case may be, shall be entitled to receive the maximum number of shares of Parent Common Stock payable to such Management Shareholder pursuant to Sections 1.4(c) through 1.4(e).

            (g) No fractional share shall be paid under this Section 1.4, but, in each case, when a fractional share results, it shall be carried over until a subsequent payment date or dates under this Section 1.4 and until a full share is accrued, at which time payment shall be made. In the event there is no such subsequent payment date, the remaining fractional share shall be rounded to the nearest whole share, with any whole share to be paid to the Selling Shareholder entitled to the same.

      1.5 COMPANY OPTIONS. Concurrently with the signing of this Agreement, ASI and each holder of options to purchase Company Common Stock shall execute and deliver an Option Cancellation and Exchange Agreement in the form attached hereto as Exhibit H, which provides for the cancellation of such options as of the Closing Date and the grant to such holders of new options to purchase shares of ASI common stock.

      1.6   DELIVERY OF DOCUMENTS.

            Concurrently with the signing of this Agreement:

            (a) LEGAL OPINIONS. Parent shall receive a legal opinion of Fenwick & West LLP, counsel to the Company, dated the date of this Agreement, substantially to the effect of Exhibit C1 hereto and the Company shall receive a legal opinion of Cooley Godward Castro Huddleson & Tatum, counsel to Parent, dated the date of this Agreement, substantially to the effect of Exhibit C2;

            (b) TAX OPINIONS. The Company shall receive a tax opinion of Fenwick & West LLP, dated the date of this Agreement and addressed to the Company, and Parent shall receive a tax opinion of Cooley Godward Castro Huddleson & Tatum, dated the date of this Agreement and addressed to Parent, each substantially to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1) of the Code.

            (c) EMPLOYMENT AND NONCOMPETITION AGREEMENTS. Each of the Management Shareholders shall execute and deliver to Parent, and Parent shall execute and deliver to each of the Management Shareholders, an Employment and Noncompetition Agreement in the form attached hereto as Exhibit B1 and a Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit B2.

            (d) AFFILIATE AGREEMENTS. Each of the Management Shareholders shall execute and deliver to Parent an Affiliate Agreement in the form attached hereto as Exhibit F (the "Affiliate Agreements").



                                      5.

            (e) CONTINUITY OF INTEREST CERTIFICATES. Each of the Management Shareholders shall execute and deliver to Parent a continuity of interest certificate in the form attached hereto as Exhibit G (the "Continuity of Interest Certificates").

            (f) OPTION CANCELLATION AND EXCHANGE AGREEMENT. ASI, Manoj Keechilot and Ye Zhou shall execute and deliver an Option Cancellation and Exchange Agreement in the form attached hereto as Exhibit H.

            (g) FIRPTA. Parent, as agent for the shareholders of the Company, shall receive a properly executed "FIRPTA" Notification Letter, in accordance with applicable Treasury Regulations, which states that shares of the Company Common Stock and the Company Preferred Stock do not constitute "United States Real Property Interests" under Section 897(c) of the Code for purposes of satisfying Parent's obligations under Treasury Regulations Section 1.144-2(c)(3).

            (h) TAX CERTIFICATES. An officer of each of Parent and the Company shall execute certificates in the form of Exhibits I1 and I2, together with an acknowledgement that such certificates will be relied upon by counsel for Parent and the Company in the preparation of their respective tax opinions.

      1.7 CONVERSION OF MERGER SUB COMMON STOCK. Each share of Merger Sub's common stock issued and outstanding immediately prior to the Effective Date shall automatically be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and the aggregate of such shares issuable upon such conversion shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

      1.8 CLOSING OF COMPANY TRANSFER BOOKS. On and after the Effective Date, holders of certificates representing the Shares shall cease to have any rights as shareholders of the Company and the stock transfer books of the Company shall be closed with respect to shares of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Date and no further transfer of such shares shall thereafter be made on such stock transfer books.

      1.9 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a tax-free reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). None of the Company, Parent, Merger Sub, any subsidiary or any controlled affiliate of any of them nor any Selling Shareholder shall take a position inconsistent with this Section 1.9 on any tax returns.

      1.10 ADJUSTMENTS FOR CAPITAL CHANGES. If prior to the Closing Date, Parent or the Company recapitalizes through a split-up of its outstanding shares into a greater number, or a combination of its outstanding shares into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares into a lesser number, reorganizes, reclassifies or otherwise changes it outstanding shares into the same or a different number of shares of other classes


                                      6.

(other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the number of shares of Parent Common Stock into which the shares of Company Common and Preferred Stock are to be converted will be adjusted appropriately so as to maintain the proportionate interests of the holders of the Company Common and Preferred Stock and the holders of Parent shares.

      1.11 FURTHER ACTION. If at any time after the Closing Date any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Company (or Parent, as the case may be) shall be fully authorized (in the name of the Company and otherwise) to take such action.

                                   ARTICLE 2

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                        AND THE MANAGEMENT SHAREHOLDERS

      Except as set forth in the disclosure schedule delivered to Parent on the date of this Agreement (the "Company Disclosure Schedule"), the Company and the Management Shareholders represent and warrant to Parent that the following are true and complete as of the date hereof:

      2.1   DUE ORGANIZATION; QUALIFICATION; CORPORATE DOCUMENTS.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all necessary power and authority under applicable corporate law and its organizational documents to own or lease its properties, to perform its obligations under all Contracts (as defined below) and to carry on its business as presently conducted (the "Business"). The Company has not ever and does not presently own or hold, directly or indirectly, any debt or equity securities of, or have any other interest in, any corporation, partnership, joint venture or other entity, nor has the Company entered into any agreement to acquire any such interest.

            (b) The Company is qualified to do business as a foreign corporation and is in good standing under the corporation laws of each jurisdiction where the nature of its business requires such qualification except where the failure to so qualify would not have a "Material Adverse Effect" on the Company. For the purposes of this Agreement, "Material Adverse Effect" as it applies to the Company or Parent means an adverse effect on the business, operations, condition (financial or otherwise) or assets of the Company or Parent and its subsidiaries (in each case, taken as a whole), respectively, that is material; provided, however, that following the date hereof, "Material Adverse Effect" shall not be deemed to include any adverse effect on the business, operations, condition (financial or otherwise) or the assets of the Company or Parent due to general economic conditions.



                                      7.

            (c) The Company has delivered to Parent copies of its Articles of Incorporation and Bylaws, each as amended, and minutes of all meetings of the directors and shareholders of the Company, including meetings of committees thereof, and actions by written consent of such directors and shareholders, and committees thereof, and the stock records of the Company. There have been no meetings or other proceedings of the shareholders of the Company, the Board of Directors of the Company or any committee of the Board of Directors of the Company intended to cause, authorize or approve action by the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's Articles of Incorporation or any material violation of the Bylaws or any violation of any resolution adopted by the shareholders of the Company, the Board of Directors of the Company or any committee of the Board of Directors of the Company. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete.

            (d)   The Company does not own any Parent Common Stock.

      2.2   CAPITALIZATION.

            (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, and 5,000,000 shares of Company Preferred Stock, of which 400,000 shares have been designated Series A Preferred Stock. Of the authorized shares, 4,599,999 shares of Common Stock and 400,000 shares of Series A Preferred Stock are issued and outstanding. All of the issued and outstanding shares of the Company are validly issued, fully paid and nonassessable and are free of preemptive rights and were issued in compliance with federal and state securities laws and any other Legal Requirement (as defined below) then in effect. The Company Disclosure Schedule sets forth (i) the ownership by each of the holders of outstanding Company Common Stock and Company Preferred Stock including the number of shares each of the shareholders holds and the series and class held, and there are no other holders of the capital stock of the Company and (ii) the name of the holder, number of shares subject to option or warrant, vesting schedule, exercise price and term of each outstanding option and each outstanding warrant. No shares of Company Common Stock or Company Preferred Stock are subject to vesting or any escrow or right of repurchase or forfeiture other than any such rights that may be held by the Company and described in the Company Disclosure Schedule.

            (b) Except as set forth in Section 2.2(a), (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no outstanding subscriptions, options, warrants, stock appreciation right plans, calls, rights, convertible securities, stockholder rights plans or other agreements or commitments of any character relating to issued or unissued capital stock or other securities of the Company, or obligating the Company or any other party to issue, transfer or sell any shares of the capital stock or other securities of the Company, and (iii) there are no other outstanding securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of the capital stock or other securities of the Company. The Company has never repurchased, redeemed or otherwise reacquired any shares of its capital stock or other of its securities.


                                      8.

            (c) The Selling Shareholders have, and Parent will acquire at the Closing, good and valid title to the Shares free and clear of any Encumbrances (as defined below). Of the outstanding capital stock of the Company:

                  (i) Sanjeev Sharma and Sheeba Sharma own, beneficially and of record, 1,533,333 shares of Company Common Stock and no shares of Company Preferred Stock;

                  (ii) Ashish Chona owns, beneficially and of record, 1,533,333 shares of Company Common Stock and no shares of Company Preferred Stock;

                  (iii) Ravi Panja and Usha Panja own, beneficially and of record, 1,533,333 shares of Company Common Stock and no shares of Company Preferred Stock; and

                  (iv) Girish Gaitonde and Z. Gaitonde own, beneficially and of record, no shares of Company Common Stock and 400,000 shares of Company Series A Preferred Stock.

      The above-listed shares constitute all of the outstanding shares of Capital Stock of the Company.

      "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, license, covenant, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

      2.3 CORPORATE AUTHORITY; AUTHORIZATION. The Company has full corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors and the shareholders of the Company. No other corporate proceedings on the part of the Company are necessary for the Company to authorize this Agreement, and no other such proceedings are necessary to enable the Company to perform or consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by a duly authorized officer of the Company. This Agreement constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with the terms hereof (except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect and the exercise by courts of equity powers).



                                      9.

      2.4   GOVERNMENTAL APPROVALS; NO CONFLICTS.

            Except as may be required by the Securities Act of 1933, as amended (the "Securities Act"), state securities laws, or the California Law, there is no applicable law, statute, legislation, rule, regulation, ruling, ordinance, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put in effect by or under the authority of any Governmental Authority (as defined below) ("Legal Requirements") that requires that the Company make any filing with, or obtain any permit, authorization, consent or approval of, any applicable federal, state, local or foreign governmental or regulatory authority, including any court (a "Governmental Authority"), as a condition to the lawful consummation of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will (i) contravene, conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of the Company or any Subsidiary or any resolution adopted by the shareholders of the Company or the board of directors of the Company, (ii) result in a default (or with notice or lapse of time or both would result in a default) under, or impair the rights of the Company or alter the rights or obligations of any third party under, or require the Company to make any payment or become subject to any liability to any third party under, or give rise to any right of termination, amendment, cancellation, acceleration, repurchase, put or call under, any of the terms, conditions or provisions of any Contract (as defined below) or other note, bond, mortgage, indenture, license agreement, lease or other contract, instrument or obligation to which the Company is a party or by which the Company or any of its assets may be bound,
(iii) violate any Legal Requirement, order, writ, injunction, decree or arbitration award applicable to the Company or its assets, or (iv) result in the creation of any Liens (as defined in Section 2.12 below) on any of the assets of the Company. The Company neither is nor will be required to make any filing with or give any notice to, or to obtain any consent from, any person in connection with the execution and performance of this Agreement and the consummation of the transactions contemplated hereby.

      2.5   FINANCIAL.

            (a) The unaudited financial statements of the Company (consisting of a balance sheet as of December 31 of each year and a statement of income for the twelve-month period then ended) for the fiscal years ended December 31, 1995, December 31, 1994, December 31, 1993 and December 31, 1992 (collectively, the "Historical Financial Statements") and the unaudited balance sheet of the Company as of June 30, 1996 and the statement of income of the Company for the six-month period ended June 30, 1996 (the "Interim Financial Statements"), all of which have been provided to Parent by the Company, have been prepared in accordance with the books and records of the Company (which books and records are complete, maintained on a consistent basis and correctly reflect its income, expenses, assets and liabilities), present fairly the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods then ended in accordance with generally accepted accounting principles ("GAAP") consistently applied, except as otherwise disclosed therein, for normally recurring year-end audit adjustments, which adjustments will not be material either individually or in the aggregate, and for the fact that such statements do not contain footnotes.



                                     10.

            (b) The Company has no Liabilities (as defined below), except for
(i) those which are reflected in the Interim Financial Statements, (ii) those which were incurred after June 30, 1996 in the ordinary course of business consistent with past practice and which resulted in an offsetting asset (e.g., the purchase of inventory or equipment), or (iii) those under Contracts or other agreements to which it is a party. As used herein, "Liabilities" shall mean any currently existing liability or obligation of the Company of any kind or nature, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due).

            (c) The inventories of the Company on the date hereof are usable in the ordinary course of business at a value which is not less than the value at which such inventory was or will be carried on the books of the Company. Such inventories are adequate for the conduct of the Business, and inventory levels are not in excess of the normal operating requirements of the Company.

      2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1996, there has not been

            (a) any change, or any development or combination of changes or developments that has had or could reasonably be expected at this time to have a Material Adverse Effect on the Company or

            (b) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which would be prohibited by Section 4.2(c) if it were to occur or be effected between the date of this Agreement and the Closing Date, nor any approval by the Company's board of directors of any such transaction, commitment, or other event or condition.

      2.7   TAX MATTERS.

            (a) the Company has filed or caused to be filed, within the time and in the manner prescribed by law (including any extensions), all tax returns, declarations, reports, estimates, information returns and statements ("Returns"), required to be filed by the Company and due on or prior to the date hereof, and all Returns so filed have complied in all material respects with the laws, rules and regulations applicable to such Returns as of the date filed.

            (b) the Company has, within the time and in the manner prescribed by law, paid all Taxes (as defined below) relating to the Company that are due and payable on or prior to the date hereof.

            (c) the Company has established on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable through the date hereof, and there is (and until the Closing shall be) no material difference between the amounts of the book basis and the tax basis of assets (net of liabilities) that is not accounted for by an accrual on the books or, if not required to be so accrued under GAAP, is not described in the Company Disclosure Schedule.

            (d) There are no Liens (as defined below) for Taxes upon the assets of the Company except Liens for Taxes not yet due.


                                     11.

            (e) No deficiency or adjustment for any Taxes has been proposed or asserted in writing or assessed against the Company and no foreign, federal, state or local audits, examinations or other administrative proceedings or court proceedings are presently pending or, to the Company's knowledge, threatened with regard to any such Taxes, and no waiver or consent extending any statute of limitations for the assessment or collection of any such Taxes, which waiver or consent remains in effect, has been executed by (or on behalf of) the Company, nor are any requests for such waiver or consent pending. The Company Disclosure Schedule lists the years involved, type of Tax and taxing authority involved for each audit of the Company.

            (f) The Company is not a party to any tax-sharing or allocation agreement, nor does the Company owe any amount under any tax-sharing or allocation agreement.

            (g) The acquisition of the Company by Parent (even if followed by the termination of any employee or consultant of the Company) will not result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code. There is no agreement, plan or arrangement covering any employee or independent contractor of the Company or any Subsidiary which would give rise to any payment that would not be deductible pursuant to Sections 280G or 162 of the Code.

            (h) The Company has not made any election under Section 338(g) of the Code with respect to any acquisition, and no outstanding debt obligation of the Company is "corporate acquisition indebtedness" within the meaning of
Section 279(b) of the Code.

            (i) The Company is not a United States Real Property Holding Corporation as defined under Section 897(c)(2) of the Code.

            (j) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, net worth, environmental, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any Governmental Authority (domestic or foreign).

      2.8   CONTRACTS.

            (a) The Company is not a party to, nor is the Company or any of its assets bound by, any:

                  (i) contract for the employment for any period of time whatsoever, or restricting the employment, of any employee (as defined below);

                  (ii) consulting agreement involving payments in excess of $30,000 per annum;


                                     12.

                  (iii) contract or agreement restricting in any material manner the Company's right to compete with any other person or restricting the Company's right in any material manner to sell to or purchase products from any other person;

                  (iv) agreement with any affiliate (as defined in the Securities Act) of the Company or person controlled by any affiliate of the Company for or with respect to the purchase or sale of goods or the performance of services;

                  (v) contract for the payment or receipt of license fees or royalties to or from any person, firm or corporation involving payments in excess of $30,000 per annum;

                  (vi) contract of agency, representation, distribution or franchise which cannot be canceled without payment or penalty upon notice of ninety (90) days or less;

                  (vii) service contract involving payments in excess of $30,000 per annum;

                  (viii) material guaranty, performance, bid or completion bond, or surety or indemnification agreement;

                  (ix) contract relating to the purchase, sale, use or license of technology except licenses for third party software generally available to the public;

                  (x) contracts relating to the sale, transfer or disposition of the securities of the Company;

                  (xi) lease or sublease, either as lessee or sublessee, lessor or sublessor, of real property;

                  (xii) material lease or sublease, either as lessee or sublessee, lessor or sublessor, of personal property or intangibles;

                  (xiii) contracts relating to the purchase, sale or margining of securities held by the Company;

                  (xiv) warranty or maintenance contracts involving payments in excess of $30,000 per annum;

                  (xv) joint venture, partnership or other contract involving a sharing of profits, losses, costs or liabilities; or

                  (xvi) any other contract which provides for the receipt or expenditure by the Company of more than $30,000 per annum.



                                     13.

            All contracts, leases and subleases and other instruments of the type referred to in this Section 2.8(a) (each a "Contract" and, collectively, "Contracts") are in full force and effect and are valid and binding upon the Company and, to the Company's knowledge, are binding on the other parties thereto, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers. No material breach or default by the Company has occurred (or will occur with notice or lapse of time) thereunder and, to the Company's knowledge, no material breach or default by the other contracting parties has occurred (or will occur with notice or lapse of time) thereunder. The Company has delivered to Parent a copy of each Contract.

            (b) The Company Disclosure Schedule contains a list of every license, permit or governmental approval, order, directive and agreement required with respect to the Business. The Company and the Subsidiaries possess all licenses, permits, and governmental approvals and authorizations which are required in order to operate the Business. The Company and the Subsidiaries are in material compliance with all such licenses, permits, approvals and authorizations.

      2.9   EMPLOYEES.

            (a) The Company Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program or agreement (collectively, the "Plans"), sponsored, maintained or contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee").

            (b) The Company does not maintain, sponsor, or contribute to or has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

            (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees which are described in the Company Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

            (d) With respect to each of the Plans, the Company has delivered to Parent true and complete copies of each of the following documents:

                  (i) a copy of each such Plan (including all amendments thereto);



                                     14.

                  (ii) a copy of the annual report, if required under ERISA, with respect to each such Plan for the last two years;

                  (iii) a copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to each such Plan;

                  (iv) if such Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

                  (v) all contracts relating to the Plans, including, without limitation, service provider agreements, insurance contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

                  (vi) the most recent determination letter received from the IRS with respect to each such Plan that is intended to be qualified under
Section 401(a) of the Code.

            (e) The Company is not required to be or has ever been required to be treated as a single employer with any other person under Section 4001(b)(1) of ERISA or Section 414(b), (c) or (o) of the Code nor has the Company ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the Company's knowledge, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in
Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

            (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan, other than changes to comply with applicable law, that would affect any Employee.

            (g) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to current or former Employees after any such Employee's retirement or other termination of service (other than benefit coverage mandated by applicable law, including, without limitation, coverage provided pursuant to Section 4980B of the Code).

            (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

            (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.



                                     15.

            (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination as to its qualification from the Internal Revenue Service, and nothing has occurred that would adversely affect such qualification.

            (k) Neither the execution of this Agreement, nor the consummation of the Merger and the other transactions contemplated hereby, will result in any payment (including, without limitation, any bonus, golden parachute, or severance payment) to any current or former director or Employee (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

            (l) The Company Disclosure Schedule contains a list of all salaried employees of the Company. The Company Disclosure Schedule correctly reflects, in all material respects, the salaries, any other compensation other than under the Welfare Plans (e.g., bonus, deferred compensation, or commission arrangements), dates of employment and positions of each employee whose salary exceeds $30,000. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any Employees.

            (m) The Company Disclosure Schedule identifies all Employees of the Company as of the date thereof who are not available fully to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

            (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including Employee compensation matters.

            (o) The Company believes that it has good labor relations, and no officer of the Company has notified the Company that he or she intends to terminate his or her employment with the Company.

      2.10  LITIGATION AND CLAIMS; COMPLIANCE WITH LAW.

            (a) There is no arbitration, suit, litigation, or proceeding, in law or in equity, pending or, to the knowledge of the Company, threatened before any Governmental Authority in which the Company is a party or otherwise involved or to which its business or property is subject ("Proceeding"). There are no preliminary proceedings or governmental investigations before any Governmental Authority pending or, to the knowledge of the Company, threatened against the Company.

            (b) The Company is not a party to any order, writ, injunction, decree or arbitration award (or agreement entered into in any Proceeding with any Governmental Authority) with respect to its properties, assets, personnel or business activities related to the Business.



                                     16.

            (c) The Company is not in violation of, or delinquent to, any order, writ, injunction, decree, arbitration award, Legal Requirement, or agreement with, or any license, permit or governmental approval from, any Governmental Authority to which the Company or any of its properties, assets, personnel or business activities are subject, excluding violations that, either individually or in the aggregate, are not material. The Company has not received any notice of noncompliance or other violation of any Legal Requirement.

      2.11  ENVIRONMENTAL PROVISIONS.

            (a)   For the purposes of this Section 2.11:

                  (i) "Environmental Claim" means any claim, action, cause of action, or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) resulting from (A) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any Subsidiary, or
(B) any violation, or alleged violation, of any Environmental Law.

                  (ii) "Environmental Laws" means all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                  (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, and substances that are hazardous, toxic or otherwise a danger to health, reproduction, or the environment and are regulated by Environmental Laws currently in effect.

            (b) The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by the Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that it is not in such full compliance, and, to the best knowledge of the Company, there are no circumstances that may prevent or interfere with such full compliance in the future. To the Company's knowledge, no current or prior owner of any property owned or leased by the Company has received any written communication, whether from a Government Authority, citizens group, employee or otherwise, that alleges that it or the Company is not in such full compliance. All permits and other governmental authorizations currently held by the Company pursuant to the Environmental Laws are identified in the Company Disclosure Schedule.



                                     17.

            (c) There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

            (d) To the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably form the basis for any Environmental Claim against the Company or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

            (e) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where the Company has stored, treated, disposed of or arranged for the disposal of, Materials of Environmental Concern are identified in the Company Disclosure Schedule, (ii) to the best knowledge of the Company all underground storage tanks (whether or not in use by the Company), and the capacity and contents of such tanks, located on property owned or leased by the Company, are identified in the Company Disclosure Schedule,
(iii) to the knowledge of the Company there is no friable asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company, (iv) to the knowledge of the Company no polychlorinated biphenyls (PCBs) are used or stored at any property owned or leased by the Company or any Subsidiary and (v) all environmental inspections, investigations, studies and other reports or analyses conducted on any property leased or operated by the Company of which the Company is aware are identified in the Company Disclosure Schedule.

      2.12  PROPERTIES.

            (a) The Company has previously delivered to Parent complete and accurate copies of all leases pursuant to which the Company leases real property (the "Leases"). Each of the Leases is valid, binding and enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors rights or remedies in general from time to time in effect and the exercise by courts of equity powers, and is in full force and effect. The Company is not in material default under any Lease, nor, to the Company's knowledge, is any other party thereto in material default thereunder, and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default by the Company.

            (b)   The Company owns no real property.

            (c) The Company has good, valid and marketable title to all of its assets reflected in the Interim Financial Statements as owned as of June 30, 1996 (as well as all its properties and assets which have been fully depreciated and are not reflected therein) or acquired


                                     18.

after June 30, 1996, free and clear of any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances or charges of any kind (collectively, "Liens"), other than (i) Liens covering specified liabilities shown on the Interim Financial Statement and disclosed in the Company Disclosure Schedule as securing such liabilities, (ii) Liens for current taxes not yet due and (iii) any minor imperfections of title and encumbrances, if any, which do not individually or in the aggregate have a Material Adverse Effect (collectively, "Permitted Liens"). All of the assets of the Company are fit for the purposes for which intended and in good operating condition and repair, ordinary wear and tear excepted.

      2.13  INTELLECTUAL PROPERTY.

            (a) The Company Disclosure Schedule lists all domestic and foreign patents and patent applications ("Patents"), domestic and foreign registered and unregistered copyrights ("Copyrights"), and domestic and foreign trademarks and trademark applications, service marks and service mark applications ("Trademarks") owned or licensed by the Company from or to third parties indicating in each case whether the Patent, Trademark or Copyright is owned or licensed, registered or unregistered. The Company owns free and clear of all liens, claims or encumbrances the Patents, Trademarks and Copyrights which are so designated as owned by them. All registered Patents, Trademarks and Copyrights are in compliance with all Legal Requirements (including, in the case of Trademarks, the timely post-registration filing of affidavits of use and incontestability and of renewal applications) and are valid and enforceable. There are no interference, opposition or cancellation proceedings or infringement suits pending or, to the knowledge of the Company, threatened, with respect to any of the Patents, Trademarks or Copyrights. The Company has not been advised, nor has it any reasonable basis to believe, that the Company is infringing a Patent, Trademark or Copyright held by another person.

            (b) The Company owns or has in its possession certain current information that it regards as trade secrets, including customer information and proprietary business practices, in each case of the sort typically considered as trade secrets in the software industry ("Trade Secrets"). The Company has taken precautions to maintain Trade Secrets in confidence and to prevent their disclosure to unauthorized persons, has had each Employee execute a confidentiality agreement in the form previously delivered to Parent, have had each third party to which Trade Secrets are revealed sign a confidentiality agreement and has not publicly revealed any Trade Secret. The Company has good title and an absolute right to use all Trade Secrets, and the use of the Trade Secrets does not infringe the rights of any third party.

            (c) To the Company's knowledge, no person is infringing upon any Patent, Trademark or Copyright or is misappropriating any Trade Secret owned by the Company. None of the products manufactured or sold or licensed by, nor any processes or know-how used by the Company, to the Company's knowledge, infringes any Patent, Trademark or Copyright of any third party. There is no intellectual property, in any form, necessary for the operation of the Business as currently conducted which the Company does not currently own or license on commercially reasonable terms.



                                     19.

      2.14 INSURANCE. The Company Disclosure Schedule contains an accurate and complete list and description of all insurance policies with respect to the Company and any of its assets or businesses presently in effect. The Company has in effect policies of insurance with respect to its respective assets and businesses against such casualties and contingencies and in such amounts, types, and forms as are reasonably appropriate for its respective businesses, operations, properties, and assets. All such insurance policies are in full force and effect and all premiums that are due and payable with respect thereto have been paid.

      2.15  DISCLOSURE.

            (a) The copies of all documents furnished by the Company pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The Company has provided Parent and its counsel with full and complete access to all of the records and other documents and data of the Company.

            (b) For purposes of this Agreement and the transactions contemplated hereby, none of (i) the representations and warranties made by the Company in this Agreement or (ii) the Company Disclosure Schedule, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

      2.16 TRANSACTIONS WITH AFFILIATES. Except for compensation of employees and directors, all transactions between the Company and any of its "affiliates" (as such term is defined in Rule 144 under the Securities Act) which are currently in effect or were consummated since January 1, 1994, and which involve more than $30,000 are reflected in the Company Disclosure Schedule.

      2.17 ACCOUNTING AND TAX MATTERS. Neither the Company nor any of its affiliates has taken or agreed to, or plans to, take any action that would prevent the Merger from qualifying as a "Reorganization" within the meaning of
Section 368(a)(1) of the Code.

      2.18 COMPANY ACTION. The board of directors of the Company (at meetings duly called and held) have (a) determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, and (b) unanimously approved this Agreement in accordance with the provisions of the California Law.

      2.19 FINANCIAL ADVISOR. No broker, finder or investment banker is entitled to any brokerage or finder's fee or commission in connection with the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Selling Stockholders.



                                     20.

                                   ARTICLE 3

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Except as set forth in the disclosure schedule delivered to the Company on the date of this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub represent and warrant to the Company as follows which representations and warranties shall be true and correct as of the date hereof:

      3.1   DUE ORGANIZATION; CAPITALIZATION.

            (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all necessary power and authority under applicable corporate law and its organizational documents to own or lease its properties and to carry on its business as presently conducted. Each of Parent and Merger Sub is qualified to do business as a foreign corporation and is in good standing under the corporation laws of each jurisdiction where the nature of its business requires such qualification except where the failure to so qualify would not have a Material Adverse Effect.

            (b) The authorized capital stock of Parent consists of 20,000,000 shares of Parent Common Stock, and 4,000,000 shares of Preferred Stock, no par value ("Parent Preferred Stock"). Of the authorized shares, 5,086,156 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding as of September 19, 1996.

      3.2   CORPORATE AUTHORITY; AUTHORIZATION.

            (a) Each of Parent and Merger Sub has full corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary for Parent and Merger Sub to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement (a) has been duly executed and delivered by a duly authorized officer of each of Parent and Merger Sub and (b) constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers).

            (b) At the time of its issuance, the Parent Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, will be issued in compliance with applicable securities laws and will be free and clear of all liens,


                                     21.

encumbrances and adverse claims and, except as provided in the Affiliate Agreements and the Continuity of Interest Certificates and assuming compliance with Section 3(a)(10) of the Securities Act or, alternatively, effectiveness of the Registration Statement (as defined below), may be resold by the Selling Shareholders. The Parent Common Stock to be issued in the Merger will be authorized for listing on the Nasdaq National Market.

      3.3 GOVERNMENTAL APPROVALS; NO CONFLICTS. Except as may be required by the Securities Act, the Securities Exchange Act of 1934, as amended, state securities laws, the California Law and the Delaware Law, there is no material Legal Requirement that parent or Merger Sub make any filing with, or obtain any permit, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation by Parent and Merger Sub of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, or (ii) violate any Legal Requirement, order, writ, injunction, decree or arbitration award applicable to Parent or Merger Sub or their respective assets which violation could have a Material Adverse Effect on Parent.

      3.4   SEC FILINGS; FINANCIAL STATEMENTS.

            (a) Parent has provided the Company with a true and correct copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the Securities and Exchange Commission ("SEC") on or after January 1, 1995 (other than reports filed under Form S-8) (the "Parent SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC between January 1, 1995 and the date of this Agreement. The Parent SEC Reports (i) complied with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, as the case may be, at the times they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), and (ii) did not at and as of the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) Each of the sets of consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end audit adjustments which were not or are not expected to be material in amount.



                                     22.

      3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of filing of the most recent Parent SEC report (or if amended or superseded by a filing prior to the date of this Agreement then the date of such filing) there has not been any change, or any development or combination of changes or developments that has had or could reasonably be expected to have a Material Adverse Effect on Parent.

      3.6 DISCLOSURE. The copies of all documents furnished by Parent pursuant to the terms of this Agreement are complete and accurate copies of the original documents. For purposes of this Agreement and the transactions contemplated hereby, none of (a) the representations and warranties made by Parent or Merger Sub in this Agreement or (ii) the Parent Disclosure Schedule, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

      3.7 SEC REGISTRATION. Parent is eligible to file a registration statement on Form S-3 pursuant to the rules of the SEC.

                                   ARTICLE 4

                       CONDUCT AND TRANSACTIONS PRIOR TO
                        CLOSING; ADDITIONAL AGREEMENTS

      4.1   INFORMATION AND ACCESS.

            (a) During the period from the date of this Agreement through the
Closing:

                  (i) the Company shall afford, and shall cause the independent auditors, counsel and other advisors and representatives (collectively, "Representatives") of the Company to afford, to Parent and to Parent's Representatives, upon prior notice during regular business hours, reasonable access to the properties, books, records (including filed tax returns, tax returns in preparation and the audit work papers and other records of the independent auditors of the Company) and personnel of the Company in order that Parent and Parent's Representatives may have a full opportunity to make such additional investigation as Parent reasonably desires to make of the Company;

                  (ii) the Company shall permit Parent and Parent's Representatives, upon prior notice during regular business hours, to make such reasonable inspections of the Company and its operations as Parent may require from time to time; and

                  (iii) the Company shall furnish Parent and Parent's Representatives with, and shall cause the Representatives of the Company to furnish Parent with, such financial and operating data and other information with respect to the business and properties of the Company as Parent may reasonably request from time to time.



                                     23.

            (b) Without limiting the generality of Section 4.1(a), during the period from the date of this Agreement through the Closing, the Company shall promptly provide Parent with copies of all operating and financial reports prepared by the Company for its senior management, including copies of the unaudited monthly consolidated balance sheets of the Company and the related unaudited monthly consolidated statements of operations, changes in financial position and changes in shareholders' equity (with copies of such monthly financial statements to be delivered to Parent no later than the 20th day after the last day of the month to which they relate), and any material notice, report or other document filed with or sent to any Governmental Authority.

            (c) No investigation by Parent or any of its Representatives pursuant to this Section 4.1 shall limit or otherwise affect any representations or warranties of the Company made herein or any condition to any obligation of Parent.

      4.2   CONDUCT OF BUSINESS OF THE COMPANY.

            (a) During the period from the date of this Agreement through the Closing, (i) the Company shall conduct its Business in the ordinary and usual course and (ii) the Company shall use its best efforts to maintain and preserve intact the Business, to keep available the services of its officers and employees and to maintain satisfactory relations with lessors, suppliers, contractors, distributors, customers and others having business relationships with the Business.

            (b) During the period from the date of this Agreement through the Closing, the Company shall do each of the following:

                  (i) promptly advise Parent in writing of (A) any Material Adverse Effect on the Company; (B) the occurrence of any event which causes the representations and warranties made by the Company in this Agreement or the information included in the Company Disclosure Schedule to be incomplete or inaccurate in any material respect; and (C) the receipt of any inquiry relating to an Merger Proposal (as defined below) from a third party, including the identity of the third party and a copy of the inquiry; and

                  (ii) take all such actions as Parent may reasonably request in order that the issuance of the Parent Common Stock to the Selling Shareholders in accordance with the terms of this Agreement shall be exempt from registration under the Securities Act and shall be registered or qualified (or shall be exempt from registration or qualification) under the registration, permit and qualification requirements of all applicable state securities laws.

            (c) During the period from the date of this Agreement through the Closing, the Company shall not do any of the following, except as expressly contemplated herein, without Parent's prior written consent:



                                     24.

                  (i) take any actions, or fail to take any actions which would prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a)(1)(B) of the Code;

                  (ii) amend the Company's organizational documents as previously delivered to Parent;

                  (iii) issue any of the Company's capital shares or grant any options, warrants or rights to acquire any capital shares, or modify the terms or waive any rights under any options, warrants or other securities currently outstanding; or declare, set aside or pay any dividend or make any other distribution in respect of the Company's capital shares, or make any direct or indirect redemption, purchase or other acquisition of the Company's capital shares;

                  (iv) undertake any stock split, combination, recapitalization, reorganization or similar transaction;

                  (v) enter into, materially amend or terminate any Contract or waive any material rights thereunder;

                  (vi) incur any obligation, or mortgage, pledge or subject to a Lien any of their property or assets other than in the ordinary course of business consistent with past practice;

                  (vii) borrow money (other than on terms approved by Parent) or incur new or additional indebtedness (other than accounts payable or trade payables incurred in the ordinary course of business consistent with past practice) or lend money to any person (other than travel and similar advances to employees in the ordinary course of business) or incur any contingent liability as a guarantor or otherwise with respect to the obligations of any person;

                  (viii) incur liabilities in connection with the leasing of property, equipment or other assets in excess of $30,000;

                  (ix) make any investment in any other business or entity through purchase of stock or securities, contribution to capital, property transfer, purchase of property or assets or otherwise (except short-term investments of idle funds in the ordinary course of business consistent with past practice);

                  (x) make any loans to or engage in transactions with any of their shareholders, officers, directors or employees;

                  (xi) establish, adopt or amend any Plan or make any change in the compensation payable or to become payable to any of their officers or employees (except changes to the compensation of non-exempt employees in the ordinary course of business consistent with past practice not to exceed 10% per annum);



                                     25.

                  (xii) commence any Proceeding;

                  (xiii) materially impair any of their Patents, Copyrights, Trademarks or Trade Secrets;

                  (xiv) alter the manner of keeping their books and accounts or their accounting practices and procedures in any material way;

                  (xv) revalue any of their assets, including without limitation writing down the value of inventory or accounts receivable other than in the ordinary course of business consistent with past practice;

                  (xvi) make any Tax election except in the ordinary course of business consistent with past practice, change any Tax election already made, adopt any Tax accounting method except in the ordinary course of business consistent with past practice, change any Tax accounting method, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment;

                  (xvii) fail to maintain their qualifications to do business in every state in which such qualification is required, or fail to maintain any other permit, license, authorization or approval required or useful to the operations of their business; or

                  (xviii) agree to do any of the foregoing.

            (d) During the period from the date of this Agreement through the Closing, the Management Shareholders shall not do any of the following:

                  (i) directly or indirectly sell or otherwise transfer, or offer, agree or commit (in writing or otherwise) to sell or otherwise transfer, their Shares or any interest in or right relating to such Shares; or

                  (ii) permit, or offer, agree or commit (in writing or otherwise) to permit, their Shares to become subject, directly or indirectly to any Encumbrance.

      4.3   NEGOTIATION WITH OTHERS.  From the date hereof until the Closing:

            (a) The Company and the Management Shareholders shall not, and the Company shall not authorize or permit any of its officers, directors or employees or any of its independent auditors, counsel, other advisors or representatives, directly or indirectly, to (i) solicit, initiate or knowingly encourage or induce the making of any Acquisition Proposal (as defined below),
(ii) furnish information regarding the Company in connection with an Acquisition Proposal or potential Acquisition Proposal, (iii) negotiate or engage in discussions with any third party with respect to any Acquisition Proposal, (iv) approve, endorse or


                                     26.

recommend any Acquisition Proposal or (v) enter into any letter of intent, contract or other instrument related directly or indirectly to any Acquisition Proposal.

            (b) The Company and the Management Shareholders shall promptly advise Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry relating to an Acquisition Proposal prior to the Closing.

            (c) The Company and the Management Shareholders shall immediately cease and cause to be terminated any discussions or negotiations with any parties existing as of the date of this Agreement and that relate to any Acquisition Proposal.

            (d) "Acquisition Proposal" shall mean a proposal that contemplates:

                  (i) any merger or consolidation of the Company with any person other than Parent,

                  (ii) any sale of assets of the Company, except the sale of inventory in the ordinary course of business consistent with past practice, to any person other than Parent,

                  (iii) any equity or debt investment (other than on terms approved by Parent) in the Company by any person, or

                  (iv) any purchase of outstanding securities of the Company by any person.

      4.4   REGULATORY APPROVALS.

            (a) Parent, the Company and the Management Shareholders shall use all commercially reasonable efforts to file as soon as practicable after the date of this Agreement all notices, reports and other documents required by law to be filed with any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement and to submit promptly any additional information requested by any such Governmental Authority.

            (b) From the date hereof until the Closing, Parent, the Company and the Management Shareholders shall (i) give each other prompt notice of the commencement of any Proceeding by or before any court on Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep each other informed as to the status of any such Proceeding and (iii) except as may be prohibited by any Governmental Authority or by any law or court order or decree, permit the other party to be present at each meeting or conference relating to any such Proceeding and to have access to and be consulted in connection with any document filed or provided to any Governmental Authority in connection with any such Proceeding.



                                     27.

      4.5 CALIFORNIA PERMIT; FAIRNESS HEARING. Promptly after the execution of this Agreement, the Company and Parent shall prepare and cause to be filed with the California Commissioner of Corporations (the "California Commissioner") a permit application under Section 25121 of the California Law, and a related information statement or other disclosure document (the "Information Statement"), and shall request a hearing on the fairness of the terms and conditions of the Merger pursuant to Section 25142 of the California Law (the "Fairness Hearing"), such hearing to be held with the minimum notice period required by applicable law. The parties to this Agreement shall use all commercially reasonable efforts to cause the California Commissioner to approve the fairness of the terms and conditions of the Merger at such a hearing and issue the requested permit (the "Permit"); provided, however, neither party shall be required to modify any of the terms of the Merger in order to cause the California Commissioner to approve the fairness of such terms and conditions. The Company shall provide and include in the Information Statement such information relating to the Company as may be required pursuant to the rules of the California Commissioner. The Information Statement shall include the recommendations of the boards of directors of the Company and Parent in favor of the Merger.

      4.6   ADDITIONAL AGREEMENTS.

            (a) Subject to Section 4.6(b), Parent and the Company agree to use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 4.6(b), Parent and the Company shall use all commercially reasonable efforts to (i) obtain the consent and approval of each Governmental Authority, lessor or other person whose consent or approval is required (by virtue of any contractual provision or legal requirement or otherwise) in order to permit the consummation of the Merger or in order to enable Parent or the Company to conduct its business in the manner in which such business is currently being conducted, (ii) effect all registrations and filings necessary to consummate the Merger and (iii) lift any restraint, injunction or other legal bar to the Merger.

            (b) Notwithstanding anything to the contrary contained in Section 4.6(a) or elsewhere in this Agreement, Parent shall not have any obligation under this Agreement to (i) dispose or cause any of its subsidiaries to dispose of any assets, (ii) make any changes to its operations or proposed operations or to the operations or proposed operations of any of its subsidiaries or (iii) make any commitment (to any Governmental Authority or otherwise) regarding its future operations, or the future operations of any of its subsidiaries, or the future operations of the Company (even though the disposition of such assets or the making of such change or commitment might facilitate the obtaining of a required approval from a Governmental Authority or might otherwise facilitate the consummation of the Merger).

            (c) The Company will use all commercially reasonable efforts to resolve all lawsuits or Proceedings against the Company or any Subsidiary in a manner reasonably acceptable to Parent.



                                     28.

      4.7 DISCLOSURE. Except as may be required by Legal Requirement or the Fairness Hearing, the parties hereto shall not, and the parties hereto shall not permit any of their Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless the other parties hereto shall have approved such disclosure.

      4.8 BEST EFFORTS. During the period from the date of this Agreement to the Closing, each of the Management Shareholders shall use his best efforts to cause the Company to comply with the covenants set forth in Sections 4.1, 4.2, 4.5 and 4.6.

      4.9 COVENANTS OF PARENT DURING THE EARN-OUT PERIOD. During the Earn-Out
Period:

            (a) Parent shall establish procedures to ensure that the Company's revenues are recorded in a manner that permits the accurate calculation of the First and Second Earn-Out Payments pursuant to Section 1.4 above and shall record the Company's revenues in that manner; and

            (b) Parent shall operate the Company's business in a manner that provides the Management Shareholders with an opportunity to maximize the First and Second Earn-Out Payments, so long as such operations are reasonable, prudent and consistent with the long-term best interests of Parent and its affiliates; provided, however, that Parent shall in good faith adjust the revenue goals upon which the First and Second Earn-Out Payments are based (as agreed to by Parent and a majority in interest of the Management Shareholders then employed by Parent together with the Minority Shareholder) if significant resources are diverted from the business of the Company to serve other interests of Parent.

      4.10 REGISTRATION RIGHTS. In the event the California Commissioner fails to approve the fairness of the terms and conditions of the Merger at the Fairness Hearing:

            (a) Parent shall file with the SEC a registration statement (the "Registration Statement") on Form S-3 (or any successor form of Form S-3) for a public resale offering of the Shares and shall use all commercially reasonable efforts to cause the Shares to be registered for the offering on such form and to be qualified in such jurisdictions as the Selling Shareholders shall reasonably request, and shall use all commercially reasonable efforts to cause such registration statement to become and remain effective for the period commencing on the 75th day after the Closing Date (or such earlier practicable date) and on the date the distribution described in the registration statement is complete and will keep such Registration Statement effective until such time as all the shares of Parent Common Stock issued to the Selling Shareholders may be sold pursuant to Rule 144 under the Securities Act during any ninety (90) day period.

            (b) In the case of a registration pursuant to this section, Parent shall keep each Selling Shareholder advised of the initiation and completion of such registration. At its expense, Parent will promptly:



                                     29.

                  (i) Prepare and file with the SEC the Registration Statement and thereafter use its best efforts to cause the Registration Statement to become effective;

                  (ii) Prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Registration Statement;

                  (iii) Furnish to the Selling Shareholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the securities covered by the Registration Statement;

                  (iv) Use all commercially reasonable effort to register and qualify the securities covered by the registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Seller Shareholders, provided that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

                  (v) Notify each Selling Shareholder covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statement therein not misleading in the light of the circumstances then existing;

                  (vi) Cause all such shares of Parent Common Stock to be listed on each securities exchange or market system on which similar securities issued by the Parent are then listed; and

                  (vii) Provide a transfer agent and registrar for all such shares of Parent Common Stock not later than the effective dates of such registration statements.

      4.11  INDEMNIFICATION.

            (a) Parent agrees to indemnify, to the extent permitted by law, each Selling Shareholder, against all Damages (as defined below) caused by any untrue or alleged untrue statement of material fact contained in the Registration Statement, related prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Parent by such Selling Shareholder expressly for use therein or by such Selling Shareholder's failure to deliver a copy of the Registration Statement or related prospectus or any amendments or supplements thereto after Parent has furnished such Selling Shareholder with a sufficient number of copies of the same.


                                     30.

            (b) Each Selling Shareholder will furnish to Parent in writing such information and affidavits as Parent reasonably requests for use in connection with the Registration Statement or related prospectus and, to the extent permitted by law, will indemnify Parent, its directors and officers and each person who controls Parent (within the meaning of the Securities Act) against all Damages resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, related prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information provided by the Selling Shareholder specifically for use in the preparation of the Registration Statement, provided, however, that the total amounts payable in indemnity by a Selling Shareholder shall not exceed the gross proceeds received by such Selling Shareholder in the registered offering out of which the indemnity arises.

            (c) Any person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any consent to the entry of any judgment or any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonably judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

            (d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the Merger. Each indemnifying party also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event such indemnifying party's indemnification is unavailable for any reason.

      4.12 CURRENT PUBLIC INFORMATION. Until the rights specified in Section
4.10 are fully exercised or expire, Parent will timely file all reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted by the SEC thereunder, and will take such further action at its expense as any holder or holders of Shares may reasonably request, all to the extent required to enable such holders to sell their Shares pursuant to Form S-3 or similar registration form hereafter adopted by the SEC. Upon written requests, Parent will deliver to such holders a written statement as to whether it has complied with such requirements.



                                     31.

      4.13 TRANSFERABILITY OF REGISTRATION RIGHTS. The rights under Section 4.10 are not transferable except in connection with (a) a transfer by will or intestacy and (b) estate planning transfers consisting of gifts to the spouse or issue of the transferee and transfers to trusts for the benefit of the spouse or issue of the transferee.

                                   ARTICLE 5

         CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

      The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of the conditions set forth below.

      5.1 SECURITIES LAW REQUIREMENTS; FAIRNESS HEARING. The Fairness Hearing shall have occurred. The date of the Fairness Hearing shall be referred to as the "Fairness Hearing Date."

      5.2 RESIGNATIONS. Parent shall have received the written resignation, effective as of the Closing Date, of each director and officer of the Company.

      5.3 APPROVAL BY SHAREHOLDERS. Shareholders holding 100% of the outstanding capital stock of the Company shall have approved the transactions contemplated by this Agreement.

      5.4 TERMINATION OF 401(k) PLAN. The Company shall have terminated its 401(k) plan.

      5.5 ABSENCE OF RESTRAINT. No Proceeding shall be pending before any Governmental Authority to prevent, challenge, restrain, enjoin or otherwise prevent the consummation of, or which questions the validity or legality of, this Agreement or any of the transactions contemplated by this Agreement. No Legal Requirement, order, writ, injunction or decree shall have been enacted, entered, issued or promulgated by any court or Governmental Authority which prohibits or materially restricts the consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE 6

               CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS

      The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of the conditions set forth below:

      6.1   FAIRNESS HEARING.  The Fairness Hearing shall have occurred.



                                     32.

      6.2 ABSENCE OF RESTRAINT. No Proceeding shall be pending before any Governmental Authority to prevent, challenge, restrain, enjoin or otherwise prevent the consummation of, or which questions the validity or legality of, this Agreement or any of the transactions contemplated by this Agreement. No Legal Requirement, order, writ, injunction or decree shall have been enacted, entered, issued or promulgated by any court or Governmental Authority which prohibits or materially restricts the consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE 7

                   INDEMNITY BY THE MANAGEMENT SHAREHOLDERS

      7.1   INDEMNIFICATION OBLIGATIONS.

            (a) The Management Shareholders, jointly and severally, shall hold harmless and indemnify each of the Indemnitees (as defined below) from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages (as defined below) which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are connected with:

                  (i) any Breach (as defined below) of any representation or warranty made by the Company or any of the Management Shareholders in Article 2 of this Agreement (without giving effect to any update to the Company Disclosure Schedule);

                  (ii) any Breach of any representation or warranty or inaccuracy in any statement, information or provision contained in the Company Disclosure Schedule;

                  (iii) any Breach of any covenant or obligation of the Company or any of the Selling Shareholders in this Agreement;

                  (iv) the pending audit of the Company's tax records by the California State Board of Equalization, identified in Section 2.7(e) of the Company Disclosure Schedule;

                  (v) the Company's failure to pay GW Associates on a timely basis for certain licenses, as indicated in Section 2.8(a)(xvi) of the Company Disclosure Schedule; or

                  (vi) any Proceeding relating directly or indirectly to any Breach, alleged Breach, liability or matter of the type referred to in clause "(i)," "(ii)," "(iii)," "(iv)" and "(v)" above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Article 7).

            (b) The Management Shareholders acknowledge and agree that, if there is any Breach of any representation, warranty or other provision relating to the Company or the


                                     33.

Company's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or any aspect or portion thereof), then Parent itself shall be deemed, by virtue of its ownership of Company Common Stock, to have incurred Damages as a result of such Breach or liability. Nothing contained in this Section 7.1(b) shall have the effect of (i) limiting the circumstances under which Parent may otherwise be deemed to have incurred Damages for purposes of this Agreement, (ii) limiting the other types of Damages that Parent may be deemed to have incurred (whether in connection with any such Breach or liability or otherwise), or (iii) limiting the rights of Parent or any of the other Indemnitees under this Section 7.1.

      7.2 THRESHOLD. Subject to Section 7.8, the Management Shareholders shall not be required to make any indemnification payment pursuant to Section 7.1 until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $25,000 in the aggregate. At such time as the total amount of such Damages exceeds $25,000 in the aggregate, the Indemnitees shall be entitled to be indemnified against the full amount of such Damages that exceed $25,000.

      7.3 LIMITATION. Subject to Section 7.8, the liability of the Management Shareholders under this Section 7 shall be limited to the value of the shares of Parent Common Stock that are issued to the Management Shareholders pursuant to this Agreement. The value of each share of Parent Common Stock for purposes of this Section 7.3 shall be the closing price of Parent's Common Stock on the date (the "Notice Date") that the Management Shareholders are notified of a claim for Damages under this Section 7. In the event that shares of Parent Common Stock are issued to the Management Shareholders after the Notice Date, then the limitation on liability under this Section 7.3 (for purposes of past, pending or future claims for Damages under this Section 7) shall be increased by the value of such shares as calculated on the date of issuance.

      7.4 RIGHT TO REQUIRE CURE OF BREACH. Without limiting the generality of anything contained in Section 7.1, if there is any Breach of any representation or warranty made by the Company or any of the Management Shareholders, then the Management Shareholders, jointly and severally, shall be obligated to pay such amounts to the Company and take such other actions as Parent may in good faith request for the purpose of causing such Breach to be corrected, cured and eliminated in all respects (at no cost to the Company or Parent).

      7.5 NO CONTRIBUTION. Each Management Shareholder waives, and acknowledges and agrees that such Management Shareholder shall not have and shall not exercise or assert or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy against the Company in connection with any indemnification obligation or any other liability to which such Management Shareholder may become subject under this Agreement or otherwise in connection with any of the transactions contemplated hereby.

      7.6 INTEREST. Any party that is required to indemnify any other person pursuant to this Section 7 with respect to any Damages shall also be required to pay such other person interest on the amount of such Damages (for the period commencing as of the date on which such other person first incurred or otherwise became subject to such Damages and ending on the


                                     34.

date on which the applicable indemnification payment is made by such party) at a floating rate three percentage points above the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

      7.7 SETOFF. In addition to any rights of setoff or other rights that Parent or any of the other Indemnitees may have at common law or otherwise, Parent shall have the right to set off any amount that may be owed to any Indemnitee under this Section 7 against any shares of Parent Common Stock payable to the Management Shareholders.

      7.8 INDEMNIFICATION REMEDIES. The indemnification remedies and other remedies provided in Section 4.11 and this Section 7 shall be deemed to be exclusive and shall be the sole remedy of Parent and its affiliates arising out of this Agreement. Notwithstanding any provision of this Agreement to the contrary, liability of any Management Shareholder for common law fraud, intentional misrepresentation or omission or other claim involving intentional misconduct shall not be limited in amount or as to the time during which a claim may be made.

      7.9 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against the Company, against any other Indemnitee or against any other Person) with respect to which any of the Management Shareholders may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 7, Parent shall have the right, at its election, to designate the Management Shareholders to assume the defense of such claim or Proceeding at the sole expense of the Management Shareholders. If Parent so elects to designate the Management Shareholders to assume the defense of any such claim or Proceeding:

            (a) the Management Shareholders shall proceed to defend such claim or Proceeding in a diligent manner with counsel reasonably satisfactory to Parent;

            (b) Parent shall make available to the Management Shareholders any nonprivileged documents and materials in the possession of Parent that may be necessary to the defense of such claim or Proceeding;

            (c) the Management Shareholders shall keep Parent informed of all material developments and events relating to such claim or Proceeding;

            (d) Parent shall have the right to participate in the defense of such claim or Proceeding;

            (e) the Management Shareholders shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of Parent; provided, however, that Parent shall not unreasonably withhold such consent; and

            (f) Parent may at any time (notwithstanding the prior designation of the Selling Shareholders to assume the defense of such claim or Proceeding) assume the defense of such claim or Proceeding.


                                     35.

If Parent does not elect to designate the Management Shareholders to assume the defense of any such claim or Proceeding (or if, after initially designating the Management Shareholders to assume such defense, Parent elects to assume such defense), Parent may proceed with the defense of such claim or Proceeding on its own. If Parent so proceeds with the defense of any such claim or Proceeding on its own:

                  (i) all expenses relating to the defense of such claim or Proceeding (whether or not incurred by Parent) shall be borne and paid exclusively by the Management Shareholders;

                  (ii) the Management Shareholders shall make available to Parent any documents and materials in the possession or control of any of the Management Shareholders that may be necessary to the defense of such claim or Proceeding; and

                  (iii) Parent shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Management Shareholders; provided, however, that the Management Shareholders shall not unreasonably withhold such consent.

      7.10 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

      7.11  DEFINITIONS.

            (a) BREACH. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

            (b) DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

            (c)   INDEMNITIES.  "Indemnitees" shall mean the following Persons:

                  (i)   Parent;

                  (ii) Parent's current and future affiliates (including the Company);



                                     36.

                  (iii) the respective Representatives of the Persons referred to in clauses "(i)" and "(ii)" above; and

                  (iv) the respective successors and assigns of the Persons referred to in clauses "(i)", "(ii)" and "(iii)" above;

provided, however, that (i) the Company shall not be entitled to exercise any rights as an Indemnitee prior to the Closing, and (ii) the Selling Shareholders shall not be deemed to be "Indemnitees."

                                   ARTICLE 8

                           TERMINATION OF AGREEMENT

      8.1 TERMINATION. At any time prior to the Closing Date, this Agreement may be terminated:

            (a)   by mutual consent of Parent and the Company;

            (b) by either Parent or the Company if (i) there shall be a non-appealable order of a federal or state court in effect preventing consummation of the Merger, (ii) there shall be any action taken, or any statute, rule, regulations or order enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Authority that would make consummation of the Merger illegal or (iii) by either Parent or the Company, after December 31, 1996, if the terminating party is not, at the time of termination, in default of the observance of or the due and timely performance of any of its covenants and agreements contained in this Agreement.

      8.2 EFFECT OF TERMINATION. If this Agreement shall be terminated as provided in Section 8.1, this Agreement shall be of no further force or effect (except as otherwise provided in Section 9.3) and:

            (a) there shall be no liability on the part of any party hereto to any other party except for (i) payment of expenses, fees and payments pursuant to Section 8.4, (ii) if appropriate, payment of legal fees pursuant to Section
9.5 and (ii) any damages for breach of this Agreement; and

            (b) each party shall redeliver all documents, work papers or other materials of the other party relating to the transaction contemplated hereby, whether obtained before or after the execution of this Agreement, to the party furnishing the same, and all confidential information received by any party shall be treated in accordance with Section 8.3 and the Confidentiality Agreements referred to therein, and all filings, applications or other submissions made pursuant to this Agreement shall, at the Company's or Parent's option, respectively be withdrawn from the agency or other person to which made.



                                     37.

      8.3 CONFIDENTIALITY. In the event this Agreement is terminated or the Merger is not consummated for any reason, the Confidentiality Agreements signed by Parent and the Company shall continue in full force and effect.

      8.4 FEES AND EXPENSES. All fees and expenses incurred in connection with this Agreement will be paid by the party incurring such expense; provided, however, that if the Closing fails to occur on or before December 31, 1996 and the Company and its Representatives are not responsible in any way for such failure, then Parent shall pay the Company's legal fees incurred in connection with the transactions contemplated by this Agreement since July 25, 1996, up to $25,000.

      8.5   EXTENSION OF TIME; WAIVERS.  At any time prior to the Closing:

            (a) Parent may (i) extend the time for the performance of any of the obligations or other acts of the Company, and (ii) waive compliance with any of the agreements or conditions contained herein to be performed by the Company. Any agreement on the part of Parent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent; and

            (b) The Company may (i) extend the time for the performance of any of the obligations or other acts of Parent, and (ii) waive compliance with any of the agreements or conditions contained herein to be performed by Parent. Any agreement on the part of the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Company.

                                   ARTICLE 9

                                 MISCELLANEOUS

      9.1 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.2   WAIVER.

            (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument


                                     38.

duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      9.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties contained in this Agreement shall survive the Merger through the first anniversary of the Closing; provided, however, that the representations and warrants contained in Section 2.7 shall survive through the 18-month anniversary of the Closing. In the event of a breach or inaccuracy of any such representation or warranty, the party liable therefore shall be liable for all Damages resulting from such breach or inaccuracy to the extent that a claim for Damages has been made within such one-year period or 18-month period, as the case may be.

      9.4 ENTIRE AGREEMENT; COUNTERPARTS; APPLICABLE LAW. This Agreement and the other agreements referred to herein and the Confidentiality Agreements between Parent and the Company constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall be governed in all respects by the laws of the State of California as applied to contracts entered into and to be performed entirely within California.

      9.5 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

      9.6 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect. Each of the Selling Shareholders agrees that he will not assign his right to receive shares of Parent Common Stock pursuant to Section 1.4 above except in the case of death and upon the condition that the assignee acknowledges in writing that such shares of Parent Common Stock shall constitute full, complete and adequate consideration for such Shareholder's Shares and that such Selling Shareholder or his assigns shall not be entitled to any additional consideration therefor.

      9.7 NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied with receipt confirmed, sent by nationally-recognized, overnight courier with receipt confirmed or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):



                                     39.

      To Parent:

            Asyst Technologies, Inc.
            48761 Kato Road
            Fremont, CA  94538
            Attention:  Chief Executive Officer
            Telephone:  (510) 661-5000
            Fax:        (510) 661-5166

      with a copy to:

            Cooley Godward Castro Huddleson & Tatum
            3000 El Camino Real
            Five Palo Alto Square
            Palo Alto, CA 94306
            Attention:  James C. Kitch, Esq.
            Telephone:  (415) 843-5000
            Fax:        (415) 857-0663

      To the Company:

            Radiance Systems Incorporated
            4633 Old Ironsides Drive, Suite 130
            Santa Clara, CA 95054
            Attention:  Chief Executive Officer
            Telephone:  (408) 492-1134
            Fax:        (408) 492-9913

      with a copy to:

            Fenwick & West LLP
            2 Palo Alto Square
            Palo Alto, CA  94306
            Attention:  Fred Greguras, Esq.
            Telephone:  (415) 494-0600
            Fax:        (415) 494-1417

      To the Selling Shareholders:

            Sanjeev Sharma
            3019 Delta Road
            San Jose, CA 95135
            Telephone:  (___) ___-____
            Fax:        (___) ___-____



                                     40.

            Ashish Chona
            9719 Clayborne Square
            La Jolla, CA 92037
            Telephone:  (___) ___-____
            Fax:        (___) ___-____

            Ravi Panja
            1035 Astor Avenue, #1110
            Sunnyvale, CA 96086
            Telephone:  (___) ___-____
            Fax:        (___) ___-____

            Girish Gaitonde
            c/o Tekedge Corporation
            3235 Kifer Road, Suite 320
            Santa Clara, CA 95051
            Telephone:  (___) ___-____
            Fax:        (___) ___-____

All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recog-nized, overnight courier, on the business day following dispatch and (d) in the case of mailing, on the fifth business day following such mailing.

      9.8 SEVERABILITY. If any provision of this Agreement is declared invalid in a court proceeding between the parties, such invalidity shall not invalidate this entire Agreement if to so do would not deprive any of the parties of the substantial benefit of his or its bargain, and this Agreement shall be modified to make such provision enforceable in accordance with the intent of the parties, and the rights and obligations of the parties shall be construed and enforced accordingly.

      9.9 COOPERATION. Parent and the Company each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate expeditiously or implement the transactions contemplated by this Agreement.

      9.10 PARTIES IN INTEREST. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

      9.11  CERTAIN TERMS.  As used in this Agreement:

            (a) the word "Person" refers to any (i) individual, (ii) corporation, partnership, company or other entity or (iii) Governmental Authority; and


                                     41.

            (b) the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (c) representations or warranties made to the "knowledge of" the Company and Parent shall include only matters that are known or reasonably should have been known by the officers of those corporations.

            (d) For purposes of this Agreement, whenever the context requires, the singular shall include the plural, and vice versa and each of the masculine, feminine and neutral genders shall include the other genders.

      9.12 TITLES. The titles and captions of the Articles and Sections of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

      9.13 ARTICLES, SECTIONS AND EXHIBITS. Except as otherwise indicated, all references in this Agreement to "Articles," "Sections " and "Exhibits" are intended to refer to Articles and Sections of this Agreement and Exhibits to this Agreement.




                                     42.

      IN WITNESS WHEREOF, the parties hereby have executed this Agreement and Plan of Reorganization as of the date first above written.

                                          ASYST TECHNOLOGIES, INC.


                                          By:  /s/ Mihir Parikh
                                              --------------------------------
                                                Mihir Parikh
                                                Chief Executive Officer


                                          RADIANCE ACQUISITION, INC.



                                          By:  /s/ William R. Leckonby
                                              --------------------------------
                                                William R. Leckonby
                                                President


                                          RADIANCE SYSTEMS INCORPORATED



                                          By:  /s/ Ravi Panja
                                              --------------------------------
                                                Ravi Panja
                                                Chief Executive Officer


                                          SELLING SHAREHOLDERS:


                                          /s/ Sanjeev Sharma
                                          ------------------------------------
                                          Sanjeev Sharma


                                          /s/ Ashish Chona
                                          ------------------------------------
                                          Ashish Chona


                                          /s/ Ravi Panja
                                          ------------------------------------
                                          Ravi Panja


                                          /s/ Girish Gaitonde
                                          ------------------------------------
                                          Girish Gaitonde

                                   EXHIBITS



Exhibit A   Form of Agreement of Merger

Exhibit B1  Form of Employment and Noncompetition Agreement

Exhibit B2  Form of Proprietary Information and Inventions Agreement

Exhibit C1  Form of Legal Opinion of Fenwick & West LLP

Exhibit C2  Form of Legal Opinion of Cooley Godward Castro Huddleson & Tatum

Exhibit D   Form of Tax Opinion of Fenwick & West LLP

Exhibit E   Form of Tax Opinion of Cooley Godward Castro Huddleson & Tatum

Exhibit F   Form of Affiliate Agreement

Exhibit G   Form of Continuity of Interest Certificate

Exhibit H   Option Cancellation and Exchange Agreement

Exhibit I1  Tax Certificate of Parent

Exhibit I2  Tax Certificate of the Company


                                   SCHEDULES

Schedule    1.4(b)Allocation of Payments to Shareholders of the Company




                                      i.

                               FIRST AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

                         AMONG ASYST TECHNOLOGIES, INC.,
                           RADIANCE ACQUISITION, INC.,

                         RADIANCE SYSTEMS INCORPORATED,

                                       AND

                          SANJEEV SHARMA, ASHISH CHONA,
                         RAVI PANJA AND GIRISH GAITONDE

                            DATED SEPTEMBER 20, 1996

        THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION among ASYST TECHNOLOGIES, INC., a California corporation ("Parent"), RADIANCE ACQUISITION, INC., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), RADIANCE SYSTEMS INCORPORATED, a California corporation (the "Company"), and SANJEEV SHARMA, ASHISH CHONA, RAVI PANJA AND GIRISH GAITONDE (the "Selling Shareholders" and each, individually, a "Selling Shareholder") dated September 20, 1996 (the "Agreement") is made as of the 21st day of October, 1996 by and among Parent, Merger Sub, the Company and the Selling Shareholders.

                                    RECITALS

         A.       The Parties desire to amend the Agreement as set forth herein.

                                    AGREEMENT

         In consideration of the mutual covenants, promises and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and intending to be bound hereby, the parties hereto agree as follows:

         1. AMENDMENT TO SECTION 1.4. Section 1.4 of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "1.4     CONVERSION OF COMPANY STOCK.

                  (a) On the Effective Date, the outstanding shares of common stock, no par value, of the Company (the "Company Common Stock") and the outstanding shares of preferred stock, no par value, of the Company (the "Company Preferred Stock" and, together with the Company Common Stock, the "Shares") shall cease to be existing and issued shares and shall become and be converted into, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, into shares of Parent common stock, no par value ("Parent Common Stock"), to be paid by Parent to the Selling Shareholders in the manner and subject to the conditions set forth in Sections 1.4(b) through 1.4(g) below. Each




                                       1.

of the Selling Shareholders hereby agrees to accept the shares of Parent Common Stock to be exchanged for such Selling Shareholder's Shares pursuant to, and in the manner set forth in, this Section 1.4 and acknowledges that such shares of Parent Common Stock shall constitute full, complete and adequate consideration for such Selling Shareholder's Shares and that such Selling Shareholder shall not be entitled to any additional consideration therefor.

                  (b) An aggregate of 129,740 shares of Parent Common Stock shall be issued to the Selling Shareholders (the "Closing Payment") at the Closing. The Closing Payment shall be divided among the Selling Shareholders in the manner set forth on Schedule 1.4(b). Of the Closing Payment, 90,000 shares of Parent Common Stock (the "Restricted Shares") shall be subject to restrictions on transfer ("Transfer Restrictions") which shall restrict each Selling Shareholder from, directly or indirectly, selling, offering, contracting to sell, transferring the economic risk of ownership in, making any short sale, pledging or otherwise disposing of any Restricted Shares held by such Selling Shareholder for the period beginning on the Closing Date and terminating on the ten (10) year anniversary of the Closing Date. Each stock certificate representing Restricted Shares shall bear a legend setting forth the Transfer Restrictions. Thirty-nine thousand seven hundred forty (39,740) shares of Parent Common Stock, representing the remainder of the Closing Payment, shall not be subject to the Transfer Restrictions.

                  (c) Subject to Section 1.4(f), an aggregate of 5,000 Restricted Shares shall be released from the Transfer Restrictions on the Closing Date and on the last business day in each of the eleven (11) fiscal quarters of Parent following the Closing. Each release of Restricted Shares pursuant to this Section 1.4(c) shall be apportioned among the Selling Shareholders in the manner set forth on Schedule 1.4(b).

                  (d) Subject to Section 1.4(f), an aggregate of 15,000 Restricted Shares, as adjusted below, shall be released from the Transfer Restrictions on March 31, 1997 (the "First Earn-Out Release"). The First Earn-Out Release shall be apportioned among the Selling Shareholders in the manner set forth on Schedule 1.4(b). The First Earn-Out Release shall be reduced by that number of shares of Parent Common Stock equal to (i) the First Revenue Shortfall Percentage (as defined below), multiplied by (ii) 30,000; provided, however, that the First Earn-Out Release shall not be reduced by more than 7,500 shares. The "First Revenue Shortfall Percentage" shall equal one (1) minus a fraction, (i) the numerator of which are the Company Revenues (as defined below) for the six-month period ending March 31, 1997, and (ii) the denominator of which is $1,300,000 (such fraction being rounded to the nearest one hundredth); provided, however, that in the event such fraction yields a number greater than one (1), then the First Revenue Shortfall Percentage shall equal zero (0). "Company Revenues" shall mean revenues derived from: (i) all sales of Data Flow, Data View, SECSView, SECSMux and related and future versions of such products as agreed to by the Management Shareholders and Parent; and (ii) the sale of products or provision of services to any customer of Asyst Software, Inc. ("ASI") including sales and services by the Company, provided such sales or services are furnished pursuant to a customer relationship that is separate and distinct from any relationship such customer may have with Parent or its affiliates (other than ASI).




                                       2.

                  (e) Subject to Section 1.4(f), an aggregate of 15,000 Restricted Shares, as adjusted below, shall be released from the Transfer Restrictions on March 31, 1998 (the "Second Earn-Out Release"). The Second Earn-Out Release shall be apportioned among the Selling Shareholders in the manner set forth on Schedule 1.4(b). The Second Earn-out Release shall be reduced by that number of shares of Parent Common Stock equal to (i) the Second Revenue Shortfall Percentage (as defined below), multiplied by (ii) 30,000; provided, however, that the Second Earn-Out Release shall not be reduced by more than 7,500 shares. The "Second Revenue Shortfall Percentage" shall equal one (1) minus a fraction, (i) the numerator of which are Company Revenues for the twelve
(12) month period ending March 31, 1998, and (ii) the denominator of which is $3,000,000 (such fraction being rounded to the nearest one hundredth); provided, however, that in the event such fraction yields a number greater than one (1), then the Second Revenue Shortfall Percentage shall equal zero (0).

                  (f) In the event that a Management Shareholder's employment with Parent and any affiliate of Parent is terminated without "cause" and not for "failure to perform" (as such terms are defined in the form of Employment and Noncompetition Agreement attached hereto as Exhibit B (the "Employment and Noncompetition Agreement")), then (i) if the termination occurs during the period beginning on the Closing Date and continuing through March 31, 1997, 90% of the Restricted Shares held by such Management Shareholder which have not been released from the Transfer Restrictions pursuant to Sections 1.4(c) through 1.4(e) above shall be released from the Transfer Restrictions and (ii) if the termination occurs thereafter, 65% of the Restricted Shares held by such Management Shareholder which have not been released from the Transfer Restriction pursuant to Sections 1.4(c) through 1.4(e) above shall be released from the Transfer Restrictions. In the event that a Management Shareholder's employment with Parent and any affiliate of Parent is terminated for failure to perform and not for cause, then 25% of the Restricted Shares held by such Management Shareholder which have not been released from the Transfer Restrictions pursuant to Sections 1.4(c) through 1.4(e) above shall be released from the Transfer Restrictions. In the event a Management Shareholder is terminated for cause or a Management Shareholder resigns from his employment with Parent and any affiliate of Parent (absent constructive termination (as defined in the Employment and Noncompetition Agreement)), then none of the Restricted Shares held by such Management Shareholder shall be released from the Transfer Restrictions. The application of this Section 1.4(f) to the Restricted Shares held by a Management Shareholder as a result of such Management Shareholder's termination or resignation from Parent and any affiliate of Parent shall not affect the Transfer Restrictions on Restricted Shares held by the other Selling Shareholders. In the event a Management Shareholder dies or becomes permanently disabled during the period beginning on the Closing Date and terminating on the last business day of the eleventh fiscal quarter of Parent following the date of this Agreement, all of the Restricted Shares held by such Management Shareholder or his successor, as the case may be, shall be released from the Transfer Restrictions.

                  (g) No fractional share shall be released from the Transfer Restrictions under this Section 1.4, but, in each case, when a fractional share results, it shall be carried over until a subsequent release date or dates under this Section 1.4 and until a full share is accrued, at which time such share shall be released from the Transfer Restrictions. In the event there is no




                                       3.

such subsequent release date, the remaining fractional share shall be rounded to the nearest whole share, with any whole share to be released from the Transfer Restrictions."

         2. AMENDMENT TO SCHEDULE 1.4(B). Schedule 1.4(b) to the Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit A hereto.

         3. NO OTHER CHANGES. Except for the changes set forth above, the Agreement shall remain unchanged and continue in full force and effect.




                                       4.

         IN WITNESS WHEREOF, the parties have duly executed this First Amendment to the Reorganization Agreement as of the date first written above.

                                               ASYST TECHNOLOGIES, INC.

                                               By: /s/ Douglas J. McCutcheon
                                                   ----------------------------
                                               RADIANCE ACQUISITION, INC.

                                               By: /s/ William R. Leckonby
                                                   ----------------------------
                                               RADIANCE SYSTEMS INCORPORATED

                                               By: /s/ Ravi Panja
                                                   ----------------------------
                                               SELLING SHAREHOLDERS:

                                               /s/ Sanjeev Sharma
                                               --------------------------------
                                               Sanjeev Sharma

                                               /s/ Ashish Chona
                                               --------------------------------
                                               Ashish Chona

                                               /s/ Ravi Panja
                                               --------------------------------
                                               Ravi Panja

                                               /s/ Girish Gaitonde
                                               --------------------------------
                                               Girish Gaitonde

                                    EXHIBIT A

                                 SCHEDULE 1.4(b)

1.       Allocation of Closing Payment - 129,740 shares (Section 1.4(b))

SHAREHOLDER                                                 NO. OF SHARES
Ashish Chona                                                39,787
Ravi Panja                                                  39,787
Sanjeev Sharma                                              39,787
Girish Gaitonde                                             10,379



2. Allocation of shares of Parent Common Stock released from Transfer Restrictions on Quarterly Basis - 5,000 shares on each date (Section 1.4(c))

SHAREHOLDER                                                 NO. OF SHARES
Ashish Chona                                                1,533 & 1/3
Ravi Panja                                                  1,533 & 1/3
Sanjeev Sharma                                              1,533 & 1/3
Girish Gaitonde                                             400



3. Allocation of shares of Parent Common Stock released from Transfer Restrictions on each of March 31, 1997 and 98 - 15,000 shares on each date (Section 1.4(d) and (e))

SHAREHOLDER                                                 NO. OF SHARES
Ashish Chona                                                4,600
Ravi Panja                                                  4,600
Sanjeev Sharma                                              4,600
Girish Gaitonde                                             1,200




NOTE: Fractional shares shall be released from the Transfer Restrictions in accordance with Section 1.4(g) of the Agreement and Plan of Reorganization to which this schedule is attached.




                                       6.